UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                Amendment 2015-1

                              SmartFinancial, Inc.

                                (Name of Issuer)

                                   Common Stock
                         (Title of Class of Securities)

                                    83190L208
                                 (CUSIP Number)

                                December 31, 2015
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                /_/ Rule 13d-1(b)

                                /X/ Rule 13d-1(c)

                                /_/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

The Reporting Persons previously filed their ownership interest in the Issuer (formerly known as Cornerstone Bancshares, Inc.) pursuant to a Schedule 13G/A, at December 31, 2014.

                                  SCHEDULE 13G/A

CUSIP No. 83190L208


1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (OPTIONAL)

        Banc Fund VI L.P.


2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) /   /
                                                        (b) /x/

3       SEC USE ONLY


4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5       SOLE VOTING POWER

        37,251

6       SHARED VOTING POWER

        0

7       SOLE DISPOSITIVE POWER

        37,251

8       SHARED DISPOSITIVE POWER

        0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        37,251

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             /X/

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.6%

12      TYPE OF REPORTING PERSON*

        PN


                                  SCHEDULE 13G/A

CUSIP No. 83190L208

1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Banc Fund VII L.P.

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) /   /
                                                        (b) /x/


3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5       SOLE VOTING POWER

        103,102

6       SHARED VOTING POWER

        0

7       SOLE DISPOSITIVE POWER

        103,102

8       SHARED DISPOSITIVE POWER

        0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        103,102

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             /X/

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.8%

12      TYPE OF REPORTING PERSON*

        PN





                                  SCHEDULE 13G/A

CUSIP No. 83190L208

1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Banc Fund VIII L.P.

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) /   /
                                                        (b) /x/

3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5       SOLE VOTING POWER

        86,000

6       SHARED VOTING POWER

        0

7       SOLE DISPOSITIVE POWER

        86,000

8       SHARED DISPOSITIVE POWER

        0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        86,000

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             /X/

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.5%

12      TYPE OF REPORTING PERSON*

        PN


                                  SCHEDULE 13G/A

CUSIP No. 83190L208

1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Banc Fund IX L.P.

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) /   /
                                                        (b) /x/

3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5       SOLE VOTING POWER

        86,000

6       SHARED VOTING POWER

        0

7       SOLE DISPOSITIVE POWER

        86,000

8       SHARED DISPOSITIVE POWER

        0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        86,000

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             /X/

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.5%

12      TYPE OF REPORTING PERSON*

        PN

Item 1 (a)      Name of Issuer: SmartFinancial, Inc.

Item 1 (b)      Address of Issuer's Principal Executive Offices:

                5401 Kingston  Pike, Suite 600 Knoxville, Tennessee 37919


Item 2 (a)                 Name of Person Filing:

         This Schedule 13G/A is being filed jointly by Banc Fund VI L.P.
("BF VI"), an Illinois Limited Partnership, Banc Fund VII L.P. ("BF VII"), an Illinois Limited Partnership, Banc Fund VIII L.P. ("BF VIII"), an Illinois Limited Partnership, Banc Fund IX L.P. ("BF IX"), an Illinois Limited Partnership, (collectively, the "Reporting Persons"). The general partner of BF VI is MidBanc VI L.P. ("MidBanc VI"), whose principal business is to be a general partner of BF VI. The general partner of BF VII is MidBanc VII L.P. ("MidBanc VII"), whose principal business is to be a general partner of BF VII. The general partner of BF VIII is MidBanc VIII L.P. ("MidBanc VIII"), whose principal business is to be a general partner of BF VIII. The general partner of BF IX is MidBanc IX L.P. ("MidBanc IX"), whose principal business is to be a general partner of BF IX. MidBanc VI, MidBanc VII, MidBanc VIII, and MidBanc IX are
Illinois limited partnerships. The general partner of MidBanc VI, MidBanc VII, MidBanc VIII, and MidBanc IX is The Banc Funds
Company, L.L.C., ("TBFC"), whose principal business is to be a general partner of MidBanc VI, MidBanc VII, MidBanc VIII, and MidBanc IX. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore.
Mr. Moore has been the manager of BF VI, BF VII, BF VIII, and BF IX, since Their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the issuer held by each of those entities. As the controlling member of TBFC, Mr. Moore will control TBFC, and therefore each of the Partnership entities directly and indirectly controlled by TBFC.


Item 2 (b)      Address of Principal Business Office:

                20 North Wacker Drive, Suite 3300, Chicago, IL 60606



Item 2 (c)      Citizenship:  United States

Item 2 (d)      Title of Class of Securities: Common Stock


Item 2 (e)      CUSIP Number: 83190L208


Item 3 If this statement is being filed pursuant to Rule 13d-1(b)or 13d-2(b), check whether the person filing is an:

(a)[ ] Broker or Dealer registered under Section 15 of the Act
(b)[ ] Bank as defined in section 3(a)(6) of the Act (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act (d)[ ] Investment Company registered under section 8 of the Investment Company Act of 1940
(e)[ ] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
(f)[ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F)
(g)[ ] A Parent Holding Company or Control Person in accordance with Rule 13d-1
       (b)(ii)(G)
(h)[ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
(i)[ ] A Church Plan that is excluded From the definition of an investment company under Section 3(c)(14)of the Investment Company Act of 1940
(j)[ ] Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4  Ownership:

The following information is provided as of February 8, 2016 for the calendar year ending December 31, 2015:

(a)    Amount Beneficially Owned: 312,353

(b)    Percent of Class: 5.4%

(c)    Number of shares as to which such person has:

(i)    sole power to vote or to direct the vote: 312,353
(ii)   shared power to vote or to direct the vote: 0
(iii)  sole power to dispose or to direct the disposition of: 312,353
(iv)   shared power to dispose or to direct the disposition of: 0


Item 5 Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

                                 Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                 Not Applicable.

Item 8 Identification and Classification of Members of the Group:

                                 Not Applicable.

Item 9 Notice of Dissolution of Group:

                                 Not Applicable.

Item 10 Certification:


    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2016


BANC FUND VI L.P.
By: MidBanc VI L.P.
    an Illinois limited partnership,
    Its General Partner
By: THE BANC FUNDS COMPANY, L.L.C.
    an Illinois limited liability company,
    Its General Partner
By: /s/ Charles J. Moore
    Charles J. Moore, President

BANC FUND VII L.P.
By: MidBanc VII L.P.
    an Illinois limited partnership,
    Its General Partner
By: THE BANC FUNDS COMPANY, L.L.C.
    an Illinois limited liability company,
    Its General Partner
By: /s/ Charles J. Moore
    Charles J. Moore, President

BANC FUND VIII L.P.
By: MidBanc VIII L.P.
    an Illinois limited partnership,
    Its General Partner
By: THE BANC FUNDS COMPANY, L.L.C.
    an Illinois limited liability company,
    Its General Partner
By: /s/ Charles J. Moore
    Charles J. Moore, President

BANC FUND IX L.P.
By: MidBanc IX L.P.
    an Illinois limited partnership,
    Its General Partner
By: THE BANC FUNDS COMPANY, L.L.C.
    an Illinois limited liability company,
    Its General Partner
By: /s/ Charles J. Moore
    Charles J. Moore, President